Exhibit 99.1

EARTHBOUND HOLDINGS I, LLC

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of The WhiteWave Foods Company

Denver, Colorado

We have audited the accompanying consolidated financial statements of Earthbound Holdings I, LLC and subsidiaries (the “Company”), which comprise the balance sheet as of December 31, 2013, and the related consolidated statements of operations, equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Earthbound Holdings I, LLC and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 15 “Subsequent Events” to the consolidated financial statements, the Company was acquired by The WhiteWave Foods Company on January 2, 2014.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 20, 2014

EARTHBOUND HOLDINGS I, LLC

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2013

(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$5,639
Receivables (net of allowances for doubtful accounts of $35)	38,078
Inventories	22,658
Prepaid expenses and other current assets	12,262
Grower advances	6,544

Total current assets	85,181
Property, plant, and equipment, net	134,951
Identifiable intangible assets, net	163,776
Goodwill	32,178
Deferred financing costs	4,498
Other assets	4,358

Total Assets	$424,942

LIABILTIES AND EQUITY
Current liabilities:
Trade accounts payable	$16,903
Related party payables	3,551
Payable to growers	14,592
Other accrued liabilities	17,313
Workers’ compensation and health self-insurance reserves	3,883
Current portion of long-term debt and capital lease obligations	7,384

Total current liabilities	63,626
Long-term debt and capital lease obligation	332,319
Deferred gain	4,620

Total liabilities	400,565
Commitments and Contingencies (Note 13)
Members’ equity	24,830
Noncontrolling interests	(453)

Total Equity	24,377

Total Liabilities and Equity	$424,942

See notes to consolidated financial statements.

EARTHBOUND HOLDINGS I, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands)

Revenues	$533,674
Cost of goods sold	437,321

Gross profit	96,353
Operating expenses:
Selling and distribution	29,554
General and administrative	28,395
Impairment of intangible asset	197
Gain on sale of assets held for sale	(375)

Total operating expenses	57,771
Income from operations	38,582
Interest expense	28,941

Income from continuing operations	9,641
Loss on sale of discontinued operations	(1,178)
Loss from discontinued operations	(421)

Net income	8,042
Net income attributable to noncontrolling interests	(43)

Net income attributable to Earthbound Holdings I, LLC	$7,999

See notes to consolidated financial statements.

EARTHBOUND HOLDINGS I, LLC

CONSOLIDATED STATEMENT OF EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands)

	Members’ Equity	Noncontrolling Interest	Total Equity
Balance — January 1, 2013	$16,662	$—	$16,662
Contribution of noncontrolling interest	—	(496)	(496)
Net income attributable to Earthbound Holdings I, LLC	7,999	—	7,999
Contributions by members	9,000	—	9,000
Distributions to members	(9,131)	—	(9,131)
Net income attributable to noncontrolling interest	—	43	43
Class C unit equity compensation expense	300	—	300

Balance — December 31, 2013	$24,830	$(453)	$24,377

See notes to consolidated financial statements. `

EARTHBOUND HOLDINGS I, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2013

(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,042
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of discontinued operations	1,178
Depreciation and amortization	22,224
Loss on disposals and other, net	68
Gain on sale of assets held for sale	(375)
Impairment of intangible assets	197
Class C unit equity compensation expense	300
Amortization of debt issuance costs and loan discounts	1,954
Other	(39)
Changes in operating assets and liabilities, net of contributions of noncontrolling interest and divestitures:
Trade receivables, net	(6,359)
Inventories	(2,729)
Prepaid expenses and other assets	(2,775)
Grower advances	(3,622)
Trade accounts payable	(1,749)
Payable to growers	2,819
Other accrued liabilities	8,758
Workers’ compensation and health self-insurance reserves	1,229

Net cash provided by operating activities	29,121
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant, and equipment	(18,767)
Proceeds from sale of property, plant, and equipment	18,574
Cash received for the sale of World Agro Dominicana, SRL	1,250
Other investing activities	200

Net cash provided by investing activities	1,257
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings	8,245
Repayment of debt borrowings	(37,700)
Payments of capital lease obligations	(1,960)
Contributions from members	9,000
Distributions to members	(9,131)

Net cash used in financing activities	(31,546)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,168)
CASH AND CASH EQUIVALENTS — Beginning of year	6,807

CASH AND CASH EQUIVALENTS — End of year	$5,639

SUPPLEMENTAL CASH FLOW INFORMATION — Cash paid for interest, net of capitalized interest of $504	$27,480
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
Property and equipment purchased under capital lease, net of discount	$23,229
Unpaid purchases of equipment	$3,717
Forgiveness of accrued liability in connection with asset disposal	$426

See notes to consolidated financial statements.

EARTHBOUND HOLDINGS I, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2013

1.	BUSINESS

Earthbound Holdings I, LLC and its subsidiaries (the “Company”) are engaged in the processing and sale of organic greens, which include organic varieties of packaged salad greens, lettuce blends and salad kits, and fresh and frozen fruits and vegetables, dried fruit, and produce-based snacks marketed under the Earthbound Farm brand. The Company is a Delaware limited liability company. The Company indirectly owns 100% of the operating entities Natural Selection Foods, LLC and Natural Selection Foods, Manufacturing, LLC through its 100% ownership in Earthbound Holdings II, LLC.

2.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (UNAUDITED)

The Company is restating its Statement of Equity for the year ended December 31, 2012. Subsequent to the issuance of the 2012 financial statements, the Company determined that an impairment of the assets of its World Agro Marketing business should have been recognized in the 2012 financial statements (see Note 4). The effect of this correction on the Statement of Equity is a decrease to members’ equity as of December 31, 2012 of $6,711,000, as follows (in thousands):

Members’ equity, December 31, 2012 - previously presented	$23,373
Restatement adjustment	(6,711)

Members’ equity, December 31, 2012 - as adjusted	$16,662

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation — The accompanying consolidated financial statements include the Company, its majority-owned subsidiaries, and a variable interest entity (“VIE”) for which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in the Company’s consolidated financial statements.

In 2011, the Company began purchasing manufactured plastic packaging from Sustainable Packaging Partners, LLC (“SPP”), a company in which the Company owns none of the equity. However, there is common ownership between the two companies. Effective January 1, 2013, the Company and SPP entered into new arrangements under which the Company purchases 100% of SPP’s products, is a guarantor of certain of SPP’s lease obligations, and directs all of the activities of SPP based on the Company’s business needs. The Company has therefore determined that as of 2013, SPP is a VIE in which the Company is the primary beneficiary. Accordingly, SPP is consolidated within these financial statements as of January 1, 2013 and for the year ended December 31, 2013. The initial consolidation of SPP is reflected in the Statement of Equity as a contribution of noncontrolling interest of ($496,000). As 100% of the equity ownership in SPP is held by other parties, this ownership is reflected as a noncontrolling interest. As of December 31, 2013, SPP had total assets of $5,899,000 and total liabilities of $6,352,000.

Use of Estimates — The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Significant estimates include the useful lives of property, plant, and equipment and intangible assets, the reserves for workers’ compensation claims and health insurance costs paid, unit-based compensation, classification of leases, litigation, and promotional and marketing allowances. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Cash and Cash Equivalents — The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. As of December 31, 2013, the Company did not have any investments with maturities greater than three months.

Receivables — Trade receivables, net of allowances for doubtful accounts, reflect the estimated net realizable value of the receivables and approximate fair value. The Company makes sales on credit to its customers, which consist of food wholesalers and retailers throughout the United States and Canada. The Company generally provides credit terms of net 10 days from invoice date and generally does not require collateral, but performs ongoing credit evaluations of its customers’ financial condition and limits its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary. An allowance for doubtful amounts is established based on the Company’s knowledge of customers’ financial condition, historical loss experience, and account past-due status compared to invoice payment terms. The charge for doubtful accounts is included in general and administrative expense when an amount is deemed to be uncollectible and was immaterial in the year ended December 31, 2013.

Inventories — Inventories of supplies and materials are stated at the lower of cost or market and are valued using the first-in, first-out method. Inventories of fresh and processed salads and other produce are stated at the lower of cost or net realizable value. Crops-in-ground inventories represent the costs associated with growing crops such as seed, fertilizer, labor, and overhead. These costs are deferred until harvested and are stated at the lower of average cost or net realizable value.

Property, Plant, and Equipment — Property, plant, and equipment, including those recorded under a capital lease, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the shorter of the lease term or estimated useful lives. The range of estimated useful lives used to calculate depreciation and amortization for property, plant, and equipment is as follows:

Years
Buildings and improvements	15–39
Vehicles	5
Machinery and equipment	5–7
Furniture and fixtures	5–7
Software and hardware	3–5

Internal and external costs incurred to develop internal-use computer software are capitalized and amortized over the useful life of the software.

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any resulting gain or loss is included in income from continuing operations. Maintenance and repairs are expensed as incurred.

Capitalized Interest — During the construction period, the Company capitalizes interest costs related to assets under construction. Capitalized interest is amortized over the life of the assets (see Note 7).

Goodwill and Intangible Assets — The Company’s goodwill and certain intangible assets have resulted from acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including intangible assets, with any remaining purchase price recorded as goodwill. Goodwill and trademarks with indefinite lives are not amortized.

There were no changes in the balance of goodwill in the year ended December 31, 2013, and there have been no historical impairments.

A trademark is determined to have an indefinite life if it has a history of strong sales and cash flow performance that the Company expects to continue for the foreseeable future. If these perpetual criteria are not met, the intangible assets are amortized over their expected future lives. Determining the expected life of a trademark is based on a number of factors including the competitive environment, trademark history, and anticipated future trademark support. Costs to renew or extend recognized intangible assets are expensed as incurred.

The Company’s identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Years
Trademark	Indefinite
Noncompete agreement	5
Customer relationships	14

Impairment — Management periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In 2013, the Company determined that certain capitalized intellectual property, for which there was no future use, no longer had value and recorded an impairment charge of $197,000 to write the asset off in the year ended December 31, 2013. No other impairment charges were recorded on long-lived assets, including finite-lived intangible assets, in the year ended December 31, 2013.

In accordance with accounting guidance, indefinite-lived intangibles and goodwill are not amortized but rather are evaluated annually for impairment at the end of the fiscal year or when events or circumstances indicate that the carrying value may not be recoverable.

A quantitative assessment of indefinite-lived intangibles and goodwill was performed in 2013. Based on this testing, the Company determined that no impairment existed and the Company did not record any impairment charges related to trademarks or goodwill in the year ended December 31, 2013.

Insurance Reserves — The Company uses a combination of insurance and self-insurance to provide for the cost of workers’ compensation, health care benefits, general liability, property insurance, director and officers’ liability, and vehicle liability. Liabilities associated with the self-insured risks are not discounted and are estimated, in part, using various assumptions and by considering historical claims experience. The estimated accruals for these liabilities could be significantly affected if future occurrences and claims experience differ from these assumptions and historical trends.

The Company has a workers’ compensation insurance policy in California, Arizona, and other states with employees, which has a $250,000 deductible per occurrence. The related liability for estimated losses of $3,245,000 as of December 31, 2013 is included in workers’ compensation and health self-insurance reserves. Losses from asserted and unasserted claims identified are accrued up to deductible amounts based on estimates that incorporate the Company’s past experience, as well as other considerations, including the nature of each claim or incident relevant to trend factors. The Company’s accrued workers’ compensation losses also include an estimate of possible losses up to deductible amounts attributable to incurred but not reported (“IBNR”) incidents. The Company maintains standby letters of credit totaling $4,355,000 at December 31, 2013, as collateral for the workers’ compensation policy (see Note 13).

The Company maintains a self-insured plan for its employees that covers medical, dental, and prescription drugs, which is administered by a third-party administrator. The Company is insured for individual claims in excess of $125,000 with an aggregate stop-loss of $5,716,000. The related liability of $638,000 as of December 31, 2013 is included in workers’ compensation and health self-insurance reserves. Estimated losses (including IBNR) are accrued based on estimates that incorporate the Company’s past claims experience and the projected lag in payments.

Debt — Debt is classified as a liability carried at amortized cost, net of any discount. Transaction costs related to issuing debt are capitalized and recognized as deferred financing costs in assets. Both debt discounts and deferred financing costs are amortized to interest expense over the expected life of the debt instrument using the straight-line method, which approximates the effective interest method.

Deferred Gains on a Sale-Leaseback Transaction — The Company amortizes a deferred gain on the sale and leaseback of a property over the life of the lease. The amortization of this gain is recorded as a reduction to rent expense. The deferred gain is recorded within liabilities in the consolidated balance sheet.

Concentrations — Two customers accounted for approximately 16% and 10% of net revenues and 15% and 11% of accounts receivable, respectively, for the year ended December 31, 2013. Sales to these customers aggregated $133,458,000 in 2013.

As of December 31, 2013, the Company’s crops-in-ground inventories are primarily located in two concentrated growing regions, Salinas, California from April through November, and Yuma, Arizona from December through March. The location of these crops is determined by the seasonality of weather in the region and the conditions necessary for crops to be grown.

Revenue Recognition — Revenue is recognized at the point title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists, and the price is fixed or determinable, or when services, such as co-packaging and cooling, are performed. Revenue is recorded net of expected returns, sales discounts, volume rebates, and promotional and marketing allowances. Estimated sales discounts and expected returns are recorded in the period in which the related sale is recognized. Promotional and marketing allowances and volume rebates are recognized as earned by the customer based upon the contractual terms of the arrangement with the customer.

Under certain grower arrangements, the Company earns revenue on the brokerage of produce. The Company also grows produce under row crop farming arrangements where the Company has a fixed-percentage interest in the net profits. Revenue earned on brokered produce and sales under row crop farming arrangements aggregated approximately $139,249,000 for the year ended December 31, 2013. While the Company earns either a fixed brokerage fee or a fixed percentage of profits under these contractual arrangements, both revenue and costs of goods sold are reported on a gross basis in the

Company’s financial statements in accordance with the guidance in ASC 605-45, Principal Agent Considerations, as the Company believes they are the primary obligor because the Company: (1) establishes the sales price with the customer and assumes the credit risk, (2) repackages and cools the product before delivery to its customers, (3) is involved in determining the product specifications, including the crop to be grown, and (4) has general inventory risk.

The Company receives royalty revenue primarily for licensing fees for use of the Company’s logo. The Company recorded $555,000 of royalty revenue in the year ended December 31, 2013.

The Company pays promotional allowances to customers on a per-case basis based on product purchased. These costs are recognized as a reduction of net sales when the promotional activity occurs, or at the time of sale.

Grower Contracts — The Company has supply contracts in place with various growers for the purchase of organic produce in order to secure a source of supply to fulfill customer orders. Such contracts provide that the Company will (1) pay the grower a stated amount per pound or crop yield, or (2) earn a fixed percentage of sales for fulfilling the order and selling the produce.

In July 2009, the Company entered into new 15-year grower supply contracts with a certain owner-grower and an affiliated grower in order to secure the majority of its organic produce supply requirements. Under the contract, the Company is required to purchase certain volumes as set forth by the contract parameters. These contracts are accounted for as normal purchases. The Company analyzed these grower supply contracts and determined that these contracts do not create a variable interest in the owner-growers’ or affiliated growers’ entities.

The Company also enters into row crop farming agreements with independent and affiliated growers in which the Company has an ownership interest in the underlying crop. The Company advances payments on these crops based on an agreed budget and records an adjustment upon final settlement at the time the

Cost of Goods Sold — Cost of goods sold includes the cost of product purchased from various growers, cost of harvested crops from farming activities, packaging materials, labor, depreciation, overhead, transportation, and other distribution costs. Shipping and handling costs are included in cost of goods sold, and related amounts billed to customers are included in net sales.

Advertising Costs — Advertising costs are expensed as incurred. Selling and distribution expenses include advertising costs that totaled $1,287,000 for 2013. Prepaid advertising was immaterial as of December 31, 2013.

Research and Development — The Company’s research and development activities consist of generating and testing new product concepts and packaging. Research and development expense in the year ended December 31, 2013 was approximately $322,000 and is included in general and administrative expense.

Unit-based Compensation — Effective July 20, 2009, the members of the Company established incentive unit plans for the Chief Executive Officer (“CEO”), key management, Board members and employees of the Company in order to enable them to share in an ultimate exit strategy by the current owners of the Company and provide appropriate incentives for actions that enhance the value of the Company. The incentive plans each have different rights and distributions under the Company’s operating agreement at December 31, 2013, and consist of nonvoting Class C units granted to the CEO and key management and Bonus Points granted to certain employees. The Bonus Points are similar to the Class C unit awards granted to key management in that their value is based on the value of the Company, but they represent no equity ownership.

Share-based compensation expense for the Class C unit awards and the Bonus Points is recognized ratably over the vesting period based on the grant date fair value. The fair value estimated at the date of grant was insignificant. The Bonus Points awards are liability awards and are remeasured each reporting period using the intrinsic value method.

Share-based compensation expense is included in general and administrative expense on the consolidated statement of operations. See Note 12 “Incentive Share and 401(k) Plans.”

Taxes on Income — No federal or state income taxes have been provided for the Company, since any tax liabilities or benefits are recognized by the individual members. State taxes on LLC gross receipts are included in general and administrative expense.

Comprehensive Income — For the year ended December 31, 2013, there were no elements of other comprehensive income, and thus net income was equal to comprehensive income.

Fair Value of Financial Instruments — Disclosures of the fair value of certain financial instruments are required, whether or not recognized in the consolidated balance sheets. The Company estimated the fair values presented below using appropriate valuation methodologies and market information available as of year-end. Considerable judgment is required to develop estimates of fair value, and the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, the fair values were estimated at year-end, and current estimates of fair value may differ significantly from the amounts presented.

The accounting guidance established a three-tier hierarchy for fair value measurements, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — observable inputs such as quoted prices for identical instruments in active markets.

Level 2 — inputs other than quoted prices in active markets that are observable either directly or indirectly through corroboration with observable market data.

Level 3 — unobservable inputs in which there is little or no market data, which would require the Company to develop its own assumptions.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Assets and liabilities recorded at fair value on a recurring basis include cash equivalents. Due to their near-term maturities, the carrying amounts of trade accounts receivable and accounts payable are considered equivalent to fair value.

Long-Term Debt — The carrying amount of the Company’s long-term debt (see Note 10) approximates fair value, as the interest rates on the debt are variable or have been recently adjusted to a new fixed rate (mezzanine term facility) and represent the fair market rate currently available for debt with similar terms based on Level 3, unobservable inputs based on amounts quoted from the Company’s lenders.

New Accounting Pronouncements — In July 2012, the FASB issued an accounting standards update regarding the testing of indefinite-lived intangible assets for impairment. Under this update, an entity has the option to first assess qualitative factors to determine whether the existence of events and circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the events and circumstances, an entity concludes that it is more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment testing by comparing the fair value with the carrying amount. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative test. An entity will be able to resume performing the qualitative assessment in any subsequent period. This update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted this standard as of January 1, 2013, and its adoption did not have a material effect on the consolidated financial statements.

4.	DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Discontinued Operations

On May 15, 2012, the Company acquired the business operations of World Agro Marketing based in the Dominican Republic for $7.3 million in cash. After the acquisition, the Company determined that growing and transporting product was not cost beneficial to operations and the Company began actively marketing the business. In the year ended December 31, 2013, the Company sold the business for approximately $1.2 million in cash and recognized a loss on sale of approximately $1.2 million. The operations of this business have been classified as discontinued operations in the consolidated statement of operations. The following is a summary of the operating results included in discontinued operations for the year ended December 31, 2013 (in thousands):

Net sales	$108
Net loss	421
Loss from sale of discontinued operations	1,178

Assets Held for Sale

Historically, the Company has owned and operated two salad processing facilities, one in San Juan Bautista, California, operated in April through December, and the other operated in Yuma, Arizona, from December to March. In 2012, the Company decided to operate the San Juan Bautista facility year round and did not move the processing operations back to Yuma during the winter season. In 2013, the Company sold the property to an unrelated entity and entered into a 20 year lease agreement. This transaction resulted in a deferred gain of approximately $4,660,000 which is being amortized over the life of the lease. In addition, the Company disposed of other assets related to the Yuma facility which resulted in a gain of approximately $375,000.

5.	INVENTORIES

Inventories at December 31, 2013 consist of the following (in thousands):

Supplies	$1,490
Packaging materials	1,688
Raw product	4,166
Finished goods	8,568
Seed inventory	4,021
Crops-in-ground	2,725

Total	$22,658

6.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at December 31, 2013 consist of the following (in thousands):

Prepaid farming costs	$4,676
Other	7,586

Total prepaid expenses and other current assets	$12,262

7.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment, net, at December 31, 2013 consists of the following (in thousands):

Land	$6,812
Buildings and improvements	83,915
Vehicles	5,547
Machinery and equipment	98,729
Furniture and fixtures	2,027
Software and hardware	4,444
Construction in progress	738

Total property and equipment	202,212
Accumulated depreciation and amortization	(67,261)

Property and equipment, net	$134,951

As of December 31, 2013, property, plant, and equipment, net includes $21,493,000 under capital leases, which is net of accumulated amortization of $4,423,000. Of these capital leases, $17,736,000, which is net of accumulated amortization of $114,000, is included in buildings and improvements, and $3,757,000, which is net of accumulated amortization of $4,309,000, is included in machinery and equipment.

For the year ended December 31, 2013 the Company capitalized approximately $975,000 related to software development. The Company capitalized approximately $504,000 of interest in 2013 related to the construction of equipment. Depreciation and amortization expense on property, plant, and equipment for the year ended December 31, 2013 totaled approximately $17,671,000.

8.	IDENTIFIABLE INTANGIBLE ASSETS

Identifiable intangible assets and related amortization at December 31, 2013, are as follows (in thousands):

	Gross	Accumulated	Net
	Amount	Amortization	Amount
Amortizable intangible assets:
Customer relationships	$59,200	$(18,801)	$40,399
Noncompete agreements	1,600	(1,423)	177

Total amortizable intangible assets	60,800	(20,224)	40,576
Trademark	123,200		123,200

Total intangible assets	$184,000	$(20,224)	$163,776

Amortization expense was $4,553,000 in the year ended December 31, 2013 and is included in general and administrative expense.

Estimated amortization expense for the next five years is as follows (in thousands):

2014	$4,406
2015	4,229
2016	4,229
2017	4,229
2018	4,229

9.	ACCRUED LIABILITIES

Accrued liabilities at December 31, 2013 consist of the following (in thousands):

Bonuses	$5,366
Marketing allowance	2,232
Vacation	2,079
Transaction fees	1,332
Other accrued expenses	6,304

Total	$17,313

10.	DEBT AND CAPITAL LEASE OBLIGATIONS

Debt and capital lease obligations at December 31, 2013 consist of the following in order of security position (in thousands):

Senior secured facility — Tranche A term loan with Royal Bank of Canada, interest at 5.75%, due in principal payments of $2.4 million per year through November 2016, with a final principal payment of $211,067 due on maturity in December 2016	$218,818
Revolver — $25 million revolving credit facility with Royal Bank of Canada, interest at 7.25% payable monthly in cash on the average outstanding principal and 0.75% on the average unused portion of the facility. No principal payments are due until final maturity in December 2016	7,000
Revolver — $3 million revolving credit facility with East West Bank, interest at LIBOR plus 5.00% payable monthly in cash on the average outstanding principal. No principal payments are due until final maturity in June 2014	1,786
Mezzanine term facility — Term loan with Royal Bank of Canada, interest at 14.25% per annum payable quarterly in cash, no principal payments required until final maturity date in June 2017	85,000
Related party note payable to American Farms’ selling owners, interest at 4.0%, due in three annual installments of $2.0 million through June 2017	1,966
Capital lease obligations, due in monthly installments through December 2033	25,133

Total debt and capital lease obligations	339,703

Current portion of long-term debt and capital lease obligations	(7,384)

Long-term debt and capital lease obligations	$332,319

Maturities of debt, net of unearned discount, and capital lease obligations at December 31, 2013, are as follows (in thousands):

2014	$7,384
2015	3,281
2016	10,396
2017	4,097
2018	4,163
Thereafter	310,382

Total	$339,703

Substantially all of the Company’s assets are considered collateral security under the credit agreements.

The Company leases certain operating facilities and equipment under capital lease arrangements which expire through 2033. These assets are included in plant and equipment, net, on the consolidated balance sheet. On certain of the equipment capital leases, the Company has the option to purchase the equipment at the end of the lease at reduced prices. The future minimum lease payments under the capital lease obligation, including the asset related to the deferred gain on sale-leaseback, at December 31, 2013, are as follows (in thousands):

	Gross	Interest	Net
2014	$3,227	$1,380	$1,847
2015	2,808	1,307	1,501
2016	2,830	1,234	1,596
2017	2,852	1,155	1,697
2018	2,834	1,071	1,763
Thereafter	25,321	8,592	16,729

Total	$39,872	$14,739	$25,133

The Company’s credit agreements contain various financial covenants, including a consolidated cash interest coverage ratio and consolidated total leverage ratio as defined by the credit agreement. The financial covenants use earnings before interest, taxes, depreciation, and amortization (“EBITDA”) adjusted for certain nonrecurring charges or expenses arising in connection with the recapitalization (including transaction expenses and employee payments). As of December 31, 2013, the Company was in compliance with all financial covenants.

Additionally, the Company’s credit agreements include a subjective acceleration clause that gives the bank the authority to call all its loans in the event of a material adverse change in the Company’s financial condition. The Company is not aware of any material changes which would cause the lender to execute the subjective acceleration clause.

11.	MEMBERS’ EQUITY

The Company is a limited liability company, and has five categories of stockholder members: Class A-1 Preferred Units, Class A Preferred Units, Class B Common Units, Class C Management Units, and Class C-1 Management Units. These members have the following rights, privileges, and preferences as stated in the Fifth Amended and Restated LLC Agreement of Earthbound Holdings I.

Voting Rights

Members holding Preferred Units or Management Units have no voting rights. All members holding Class B Common Units are entitled to one vote for each Class B Common Unit.

Distribution Preferences

The members are entitled to receive distributions, including distributions in connection with the liquidation, dissolution, or winding up of the affairs of the Company when and as determined by the Board of Managers. Distributions are distributed as follows:

•	First, to Class A-1 members in accordance with their respective unpaid Class A-1 liquidation preference,

•	Second, to Class A-1 members to the extent of their capital contributions,

•	Third, to Class A members in accordance with their respective unpaid preferred return,

•	Fourth, to Class A members to the extent of unreturned capital contributions,

•	Fifth, to Class B members in accordance with their respective unpaid common return, excluding any tax distributions,

•	Sixth, to Class B members in accordance with their unreturned capital contributions, excluding any tax distributions,

•	Seventh, to Class C members to the extent that additional distributions are needed for distributions to Class C members to equal distributions to Class B members, excluding any tax distributions,

•	Eighth, to Class B members and Class C members until the aggregate distributions are equal to $367,000,000, and

•	Ninth, to Class B members and management members to the extent of their outstanding Class B Common Units and vested Management Units.

Antidilution

The Board of Managers has the authority to issue units or other equity securities of the Company, including any security or instrument convertible into equity securities of the Company. In the event the Board of Managers issues additional Class B common units of equity securities for a cash contribution, Class B equity holders have a preemptive right to purchase an amount equal to its unit percentage of such Class B Common Units or other Equity Securities as to maintain the unit percentage of such class of securities.

Member Put Rights

Certain owners may require, at their option, to put their Class A preferred units and Class B common units to the Company at their current fair market value, as defined in the operating agreement, payable in cash. These rights are exercisable at any point after July 20, 2015, and the Company has the option to assign its rights to purchase put units to Class B members, pro rata. As of December 31, 2012 and 2013, these put rights were determined to have no value as they are not separable from the unit grants.

12.	INCENTIVE SHARE AND 401(K) PLANS

Incentive Share Plans

Effective July 20, 2009, the Company established incentive share plans for the CEO, key management, Board members and certain employees of the Company in order to enable them to share in an ultimate exit strategy by the current owners of the Company and provide appropriate incentives for actions that enhance the value of the Company. The incentive plans include a nonvoting Class C unit award plan and a Bonus Points plan.

Class C Unit Awards — CEO

Under the CEO nonvoting Class C unit award plan, nonvoting Class C unit awards are granted and vest ratably over four years. The Company has determined that the nonvoting Class C unit awards are equity awards under ASC 718, Stock-Based Compensation, as they are settled with Class C membership units.

In 2009, 3,000,000 nonvoting Class C unit awards were granted to the CEO and vested ratably over four years. These awards had a grant date fair value of $0.40 per unit and resulted in unit-based compensation expense of $300,000, included in general and administrative expense, recognized in the year ended December 31, 2013. As of year-end, these awards are fully vested.

Class C Unit Awards — Key Management

Under the Key Management nonvoting Class C unit award plan, nonvoting Class C unit awards are granted and vest ratably over four years. The Company has determined that the nonvoting Class C unit awards are equity awards under ASC 718, Stock-Based Compensation, as they are settled with Class C membership units.

Since the inception of the plan, 3,400,000 nonvoting Class C unit awards have been granted to key management. These awards have both service and performance conditions that needed to be met prior to vesting. Upon grant, and at each reporting period, such performance conditions, such as a distribution event, had not been met and were not deemed probable, and therefore no unit-based compensation has been recognized related to these awards.

The following table summarizes the voting Class C unit award activity during the year ended December 31, 2013:

	CEO	Key Management
Class C unit awards outstanding January 1, 2013	750,000	3,100,000
Class C unit awards granted	—	300,000
Class C units issued upon vesting	(750,000)	—

Class C unit awards outstanding December 31, 2013	—	3,400,000

Weighted average grant date fair value	$—	$—

Bonus Points

The Bonus Points are similar to the Class C unit awards in that their value is based on the value of the Company, but they represent no equity ownership. The Company has determined that the Bonus Points are liability awards under ASC 718, Stock-Based Compensation, as they are cash-settled. Since the inception of the plan, 2,920,000 Bonus Points have been granted to certain employees.

The 2,920,000 grants of Bonus Points had both service and performance conditions that needed to be met prior to settlement. Upon grant, and at each reporting period, such performance conditions, such as a distribution event, had not been met and were not deemed probable, and therefore no unit-based compensation has been recognized related to these awards.

The following table summarizes the Bonus Points activity during the year ended December 31, 2013:

Shares
Bonus Points outstanding January 1, 2013	2,730,000
Bonus Points granted	190,000
Bonus Points paid out upon vesting	—

Bonus Points outstanding December 31, 2013	2,920,000

401(k) Plan

The Company sponsors a 401(k) Profit-Sharing Plan (“401(k) Plan”) which covers substantially all employees. Employees who meet certain eligibility requirements may elect to defer up to 20% of their salary up to a statutory maximum. Contributions are at the discretion of the Board of Directors. All employee contributions are 100% vested, while the Company’s discretionary contributions vest over a five-year period. The Company made discretionary contributions to the 401(k) Plan of $930,000 in 2013.

13.	COMMITMENTS AND CONTINGENCIES

Rent expense for all cancelable and noncancelable leases, including farming land leases, was approximately $7,511,000 in 2013. The Company leases certain operating facilities and equipment under operating lease agreements expiring at various dates through 2017.

Minimum annual rental commitments under non-cancelable operating leases (excluding farming land leases) at December 31, 2013 are as follows (in thousands):

2014	$425
2015	251
2016	112
2017	96

Total future minimum lease payments	$884

The land operating leases related to farming operations expire at various dates through 2030, and the minimum annual payments at December 31, 2013 are as follows (in thousands):

2014	$5,353
2015	3,599
2016	2,626
2017	2,545
2018	2,099
Thereafter	11,112

Total future minimum lease payments	$27,334

The Company has unconditional purchase obligations for the purchase of certain equipment. As of December 31, 2013, these obligations totaled approximately $462,000 and are expected to be fulfilled in 2014.

Letters of Credit — The Company has outstanding guarantees under letters of credit of $4,355,000 at December 31, 2013 as collateral for the workers’ compensation policy (see Note 3). The amount outstanding as letters of credit bears interest at 5.25%.

Litigation — The Company is also party to various legal proceedings and claims that have arisen in the ordinary course of business. Management believes that the outcome of these matters will not have a material adverse impact on the Company’s financial position, operations, or cash flows.

14.	RELATED PARTY TRANSACTIONS

The Company is involved in transactions with its members and companies that have common ownership interests with those of the Company. Transactions with related parties and affiliates for the year ended December 31, 2013 are summarized as follows (in thousands):

		Financial Statement Caption
Balance sheet items
Payables	$3,551	Related party payables
Prepaid expenses	153	Prepaid expenses and other assets
Note payable to American Farms’ selling owners	1,966	Current and long-term debt and capital lease obligation
Capital lease from American Farms’ selling owners	438	Current and long-term debt and capital lease obligation
Statement of operations items
Raw, brokered, and purchased product	$64,655	Cost of goods sold
Consulting fees and rent	1,366	General and administrative expense
Monitoring and oversight payments to HM Capital	1,437	General and administrative expense
Compensation expense to minority members	250	General and administrative expense
Interest expense	332	Interest expense

On April 1, 2011, the Company acquired American Farms, LLC, an affiliated grower. As part of the purchase consideration, the Company issued notes payable to the selling owners bearing interest at a rate of 4% due in three equal payments of $2.0 million on June 30, 2012, 2013, and 2014. The Company also entered into a capital lease with the selling owners in an amount of $2.8 million bearing an interest rate at 4% and due in 36 equal payments through 2014.

Raw product used by the Company is obtained both through its internal growing operations and also by purchases from external suppliers. To the extent that external suppliers’ ownership structures include owners that share in ownership of the Company, the related cost of purchases are included above as raw, brokered, and purchased product, payables, and prepaid expenses. Included in the reported total amount are both costs for product and costs for harvesting and other farming services.

Effective July 20, 2009, the Company entered into a Monitoring and Oversight Agreement with HM Capital Partners I LP (an affiliate of HM Capital) to provide financial oversight and monitoring services as requested by the Board of Managers. Under this agreement, the Company paid HM Capital $1,437,000 included in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2013.

15.	SUBSEQUENT EVENTS

On January 2, 2014 The WhiteWave Foods Company, a leading consumer packaged food and beverage company in North America and Europe, acquired all Earthbound Farm legal entities for approximately $600 million in cash. Immediately prior to this transaction, Earthbound Farm acquired 100% of the equity of Sustainable Packaging Partners, LLC.

In connection with the transaction, the Company paid down approximately $318 million of debt and accrued interest outstanding including: the senior secured facility, the revolver with Royal Bank of Canada, the revolver with East West Bank, the mezzanine term facility, the note payable to American Farms’ selling owners, and certain other capital lease obligations.

Also in connection with the transaction, the Company’s Chief Executive Officer, Charlie Sweat, resigned from his position effective as of January 2, 2014. In connection with the transaction, the Company entered into a consultant and non-competition agreement that provides for Mr. Sweat to advise the Company in the financial and technical aspects of the business, industry information, customer information, and other historical information regarding or related to the Company and its affiliates for a term of up to six months. In the agreement, Mr. Sweat also agrees that he will not compete with the Company for a term of three years.

The Company’s unit-based incentive plans were terminated in conjunction with the acquisition. All Bonus Point liabilities were paid out in an amount of approximately $2.8 million. All unvested Class C unit awards vested immediately and approximately $5.3 million related to these awards were paid out as part of the distribution to owners. The cash payments made to settle the obligation for the incentive plan awards, per the Earthbound Holdings I, LLC Profits Interest and Bonus Point Plan agreement, have been reflected as purchase consideration.